Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 1, 2024, related to the consolidated financial statements of Boxabl Inc. as of and for the years ended December 31, 2023 and 2022, included in its Annual Report on Form 10-K.

/s/ dbbmckennon

San Diego, California

October 18, 2024